Exhibit 10.11

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Customer Experience Management Agreement

This Customer Experience Management Agreement (“Agreement”), is entered into this 17th day of April, 2020 (the “Effective Date”), by and between Left Gate Property Holding LLC, a Texas limited liability company, d/b/a Texas Direct Auto or Vroom, with its principal place of business located at 1375 Broadway, 11th Floor, New York, NY 10018 (“Vroom”), and Rock Connections LLC, a Michigan limited liability company with its principal place of business located at 660 Woodward Ave, 5th Floor, Detroit, MI 48226 (“Rock”). Vroom and Rock are each sometimes referred to herein as a “Party” and, together, the “Parties”.

Recitals

WHEREAS, Vroom is an e-commerce company that enables consumers to buy, sell, trade-in and finance used motor vehicles online, reconditions vehicles, and delivers and picks up vehicles to and from consumers’ homes (collectively, Vroom’s “Business”);

WHEREAS, Vroom lists its motor vehicle inventory (“Vehicles”) for sale online via its websites, www.vroom.com and www.texasdirectauto.com, and various third-party automotive marketplace websites (each, a “Site”), and maintains phone numbers that consumers can call to obtain support in buying or selling a vehicle from or to Vroom (each, a “Transaction”);

WHEREAS, Rock operates a customer experience center and is in the business of providing customer sales and support services; and

WHEREAS, Vroom desires to retain Rock to provide customer sales and support services in connection with Vroom’s business, and Rock desires to provide such services, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

1. Engagement of Rock; Scope of Services.

a. Subject to the terms and conditions of this Agreement, Vroom hereby retains Rock to provide the customer sales and support services set forth herein (“Services”) and Rock hereby undertakes and agrees to provide such Services.

b. The Services provided by Rock hereunder shall include the following:

(i) Answer and respond to inbound calls from customers and potential customers (each, a “Customer”) who may be interested in completing a Transaction with Vroom;

(ii) Place outbound telephone calls to Customers who have submitted their contact information to Vroom through a Site or otherwise indicating interest in a Vehicle or potential Transaction (“Leads”);

(iii) Make follow-up outbound calls to Customers who could not be reached or who request a return call;

(iv) Transfer calls to other operational teams at Vroom in accordance with Vroom’s policies and procedures, such policies and procedures to be in all cases reasonable and provided in advance, and when updated or modified to require material business adjustments on the part of Rock, provided no less than ten (10) business days in advance (“Policies and Procedures”);

(v) Send emails to Customers who have consented to receiving email communications from Vroom or in response to Leads in accordance with Vroom’s Policies and Procedures;

(vi) When and if implemented by Vroom pursuant to written instruction, send text messages to Customers to facilitate completion of a Transaction or in response to Leads, provided that the Customer has consented to receiving text messages from Vroom and Rock sends such texts only in accordance with Vroom’s Policies and Procedures;

(vii) When and if implemented by Vroom pursuant to written instruction, provide support via online chat messages to Customers to facilitate completion of a Transaction or in response to Leads in accordance with Vroom’s Policies and Procedures;

(viii) Assist Customers in selecting a Vehicle, understanding Vehicle features, obtaining credit pre-approval, completing a credit application, obtaining trade-in appraisals, understanding Vroom’s limited warranty, understanding Value-Added Products (as defined below) and understanding Vroom’s transaction terms, in each case, as may be requested by the Customer;

(ix) Assist Customers who wish to sell their Vehicle to Vroom and are not trading in such Vehicle in connection with a Vehicle purchase (“Direct Buy”) in obtaining an appraisal from Vroom. Any such Direct Buy Services shall be conducted by the Client Communication Specialist (“CCS”) team at Rock in accordance with Vroom Policies and Procedures;

(x) For each Customer who chooses to purchase a Vehicle and has or obtains the requisite financing to do so, complete and email to such Customer a summary of the terms of the proposed transaction, including Vehicle price, financing terms, fees and taxes, Value-Added Products and trade-in value, in each case, as applicable (“Deal Summary”) in a form mutually agreed by Vroom and Rock;

(xi) Enter and save all required information in Vroom’s customer relationship management (“CRM”) system in accordance with Vroom’s Policies and Procedures;

(xii) Collect documentation from Customers that is needed to complete a Transaction, such as a driver’s license, proof of insurance, and any requested loan stipulations;

(xiii) Ensure that the Deal Summary and documents collected from each Customer are saved appropriately in Vroom’s CRM, change the stage of the Transaction in the CRM to “finalizing deal” for Quality Assurance Team review and, following such review, change the status of the Transaction in the CRM to “Contracting” so it can be picked up by the Vroom documentation team (or such other designations as Vroom may determine and communicate to Rock pursuant to written instruction); and

(xiv) Provide such other assistance and guidance to Customers as may be reasonably necessary to assist them in a Transaction.

c. The Parties acknowledge and agree that the purpose of the Services is to maximize sales by Vroom of Vehicles, trade-ins of Vehicles by Customers, sales by Vroom of Value-Added Products, and Direct Buys of vehicles from Customers, while providing to Customers the highest quality customer service and support.

d. Rock shall provide the Services for all Vehicles and all vehicle-related goods and services offered by Vroom, including financing, GAP coverage, service contracts, extended warranties, and wheel and tire coverage (collectively, the “Value-Added Products”). The Parties acknowledge and agree that Vroom may introduce additional products during the Term (such additional products, other than any usual and customary updates, upgrades, or evolutionary developments to the Value-Added Products as would typically be expected to occur in products and services of that nature, the “Related Products”) and, in such event, Vroom and Rock shall negotiate in good faith and agree to a per-Related Product fee to be payable by Vroom hereunder and shall amend Appendix A accordingly. The Services, and all terms and conditions herein, apply to the Vehicles, the Value-Added Products and the Related Products. If Related Products are introduced during the Term, Vroom shall provide reasonable advance notice of and information about such additional Related Products to Rock to enable Rock to inform and train its telephone service agents (“Agents”) as necessary and appropriate to provide quality Services with respect to such Related Products.

e. Except as set forth above with regard to Related Products and Direct Buys, should Vroom require Rock to provide any services other than those described herein, such services may be provided by Rock in its sole discretion, upon negotiation and execution of an amendment hereto.

f. In providing the Services hereunder, Rock shall adhere to any limitations on Vroom’s business activities, as set forth in Policies and Procedures duly provided to Rock.

2. Term; Termination.

a. The initial term of this Agreement shall commence on the Effective Date and continue until December 31, 2021 (the “Initial Term”). This Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either Party gives the other written notice of its intention not to renew this Agreement at least one hundred and twenty (120)

days prior to the end of the then current term, or unless terminated as provided elsewhere herein (the Initial Term, together with each Renewal Term, if any, being collectively referred to herein as the “Term”). In the event either Party gives notice of its intention not to renew this Agreement, if requested by Vroom in writing prior to the termination date, Rock will continue to provide the Services for a period of up to thirty (30) days after the termination date (the “Transition Period”), and Rock further will provide any assistance reasonably requested by Vroom during the Transition Period to facilitate the transfer of the performance of the Services to any successor designated by Vroom; provided, however, that Vroom will reimburse Rock for all reasonable costs and expenses incurred by Rock during the Transition Period.

b. Either Party (the “Terminating Party”) may terminate this Agreement upon forty-five (45) days’ prior written notice to the other Party as specified below if the other Party (the “Defaulting Party”) materially defaults in the performance of its obligations under this Agreement or otherwise materially breaches this Agreement. Upon the occurrence of such a default, the Terminating Party shall give the Defaulting Party written notice of such default, specifying in reasonable detail the nature and extent of such default. Except as otherwise set forth herein, the Defaulting Party shall have forty-five (45) days to cure the default specified in such written notice, and failing such cure, the Terminating Party may terminate the Agreement immediately upon sending further written notice.

c. In addition to the foregoing, either Party shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events with respect to the other Party: (a) the institution of proceedings for relief under any current or future bankruptcy or insolvency law; (b) the execution by such Party of an assignment for the benefit of its creditors; (c) the admission by such Party in writing of its inability to pay its debts as the same become due; and/or (d) the institution of involuntary bankruptcy proceedings against such Party, which involuntary proceedings are not dismissed within sixty (60) days from the date that the same were instituted.

d. Any termination of this Agreement shall be effective on the date set forth in the applicable notice, unless otherwise specified in this Agreement. Termination shall not relieve either Party of liability for any default under or breach of this Agreement, or any obligations incurred prior to such termination.

3. Fees; Payments; Costs and Expenses.

a. Vroom shall pay Rock the fees and other compensation for the Services as set forth in Appendix A hereto (collectively, “Service Fees”).

b. Rock shall invoice Vroom at the end of each month for the Service Fees. Vroom shall pay all undisputed amounts of the invoice no later than thirty (30) days of its receipt of such invoice.

c. Each Party shall bear its own costs and expenses incurred in connection with this Agreement or the Services, unless otherwise specified in this Agreement.

d. If Vroom reasonably disputes any portion of an invoice received from Rock, Vroom must pay the undisputed amount of the invoice in accordance with the terms of this Agreement and submit written notice to Rock concerning the disputed amount within thirty (30) days of receiving the invoice. The Parties shall meet and attempt in good faith to resolve the dispute. If the Parties agree that a balance is due different than that initially invoiced, Rock shall issue an invoice for such balance and Vroom shall issue payment within thirty (30) days of receiving said invoice.

4. [***].

5. Responsibility for Agents; Staffing; Training; Scripts.

a. Rock shall hire, manage and direct all Agents assigned to perform the Services. Rock is solely responsible for all salaries, wages and benefits of its Agents.

b.    Rock shall designate an account representative who shall be responsible for interacting with the designated Vroom representative(s) and supervising compliance by the Agents with Vroom’s Policies and Procedures applicable to the Services.

c. Rock and Vroom shall create, mutually agree upon and maintain a staffing plan (“Staffing Plan”) to adjust staffing levels for Agents from time to time as needed [***].

d. Pursuant to the Staffing Plan, the Parties shall review hiring levels and needs on a rolling three-month basis [***] and otherwise ensure adequate staffing of Agents to provide the Services throughout the Term. Rock undertakes and agrees to hire Agents on a monthly basis as needed to meet the agreed-upon staffing levels (such Agents hired each month being referred to collectively herein as a “Cohort”). Without Vroom’s prior written consent, Rock shall not reduce the total number of Agents providing the Services below the level required [***] (excluding natural attrition).    In the event that either Party wants to make a material change (i.e., ten (10) or more) in the total number of Agents (including, without limitation Cohorts and Active Agents) providing Services, such Party must provide the other Party at least two (2) weeks prior written notice.

e. Rock shall provide an on-boarding program for training and development of all Cohorts (“On-Boarding Program”). The Parties shall work together to develop proper training for Rock’s Agents during such On-Boarding Program, which shall include creating training materials and protocols (together, “Training Materials”) and frequently asked questions (“FAQs”) tailored to Vroom. For each Cohort, the On-Boarding Program shall run for a period of time to be agreed upon by the Parties and consist of both classroom training and work as an Agent. Rock shall at all times be responsible for the training and performance of its Agents and shall ensure that Agents in all Cohorts are given the proper level of training during the On-Boarding Period and thereafter throughout the Term. Vroom has the right to monitor any training program conducted by Rock relating to the Services.

f. Vroom and Rock shall mutually develop and agree to one or more scripts tailored to Vroom to be used by the Agents in providing the Services (“Scripts”). The Scripts shall include appropriate material for various scenarios that may arise with Customers, and cover marketing and sales of Vehicles, Value-Added Products and, if applicable, Related Products.

g. Vroom shall be responsible for the compliance of all Scripts with applicable law and regulation. Rock shall instruct its Agents to read the Scripts without deviation or change, except for non-material transitions. If Vroom desires to make a non-material change in the Scripts, Rock shall promptly make or cause to be made such changes at the request of Vroom. Rock undertakes and agrees that all activities undertaken by its Agents while providing the Services shall strictly adhere to the Scripts that have been reviewed and approved in accordance with this section. Notwithstanding the foregoing, the Parties acknowledge that the nature of Rock’s interactions with Customers is such that the Scripts cannot cover every potential feature of such interactions, and as such, the Scripts must be strictly adhered to only to the extent Script elements are required to be included in every interaction or are applicable to specifically enumerated situations. Rock agrees and represents that any off-Script Customer interactions will be free of misconduct and misrepresentation, will follow any applicable Policies and Procedures, and will be in compliance with applicable laws and regulations.

h. Rock shall notify Vroom promptly in writing upon its receipt or knowledge of any complaint from any person, including a Customer, or entity regarding any Services provided hereunder, and shall provide reasonable assistance in researching, investigating and responding to such complaints.

i.    Notwithstanding anything to the contrary set forth herein, Rock agrees to use the Training Materials, FAQs and Scripts solely in connection with providing the Services to or on behalf of Vroom and shall not share the Training Materials, FAQs or Scripts with any third parties during or after the Term without the express prior written consent of Vroom, provided that the foregoing shall not apply to Rock Information (defined herein). In providing the Services and developing the Training Materials, Scripts and FAQs, Rock may utilize certain materials, programs, processes, know-how, techniques, methodologies, tools, scripts, models and information, which have been developed by Rock and/or used by Rock in the general course of its business and without the use of Confidential Information provided by Vroom, or that have not been mutually developed by the parties pursuant to Section 5(e) or 5(f) (“Rock Information”). Rock shall retain all rights in and to the Rock Information.

j. Rock shall record 100% of the audio calls made in connection with the Services and ensure that all email and other written communications between Rock and a Customer are tracked and saved in Vroom’s CRM database. Such call recordings shall be paused during the time of the call that the customer is sharing any personally identifiable information. Recordings shall be retained for ninety (90) days or until the expiration or any termination of this Agreement (the “Retention Period”). During the Term, Rock shall provide Vroom with the ability to access the recording system remotely vis Secure Internet access (https), as well as search for, listen to, and download contacts. For a period of thirty (30) days following the Retention Period, Rock shall make the call recordings available to Vroom for downloading and transfer. Thereafter, Rock shall have no obligation to retain such recordings or make them available to Vroom for access or transfer.

6. Facility; Tools; Telecommunications.

a. Rock shall utilize its facility located at 660 Woodward Ave, 5th Floor, Detroit, MI 48226, other commercially reasonable locations owned by Rock or its affiliates in Detroit, MI, or such other location as the parties may mutually agree in writing (the “Facility”) for delivery of the Services. The Facility shall be equipped with telephone systems, computer systems and various Rock support and call monitoring tools, such as documentation and knowledge bases, and otherwise be properly equipped for the Agents to perform the Services.

b. Vroom agrees to provide Rock with sufficient copies of software, documentation, licenses and product information as reasonably necessary to provide the Services. Rock acknowledges that its use of such tools may be subject to the terms of license agreements required by Vroom or its third-Party suppliers, and Rock agrees to abide by all the terms and conditions of such licenses in connection with its use of such tools. Vroom shall be obligated to supply only one copy of any documentation or other such written materials relating to any such tools, and Rock shall make such number of copies as are necessary for it to provide the Services.

c. Rock shall bear all expenses of operating the Facility, including all expenses for equipment and systems necessary to connect to any telecommunications circuits or facilities utilized by Vroom to bring calls to the Facility, and all expenses related to the sending of inbound calls to Rock, and sending outbound calls from Rock, including provision of telecommunication lines and the bearing of network costs associated with routing calls to the Facility. Rock agrees to implement any technology changes or upgrades to its equipment or systems in a manner designed to minimize interruption to its performance of the Services.

7. Monitoring. Rock shall provide Vroom with monitoring capabilities for both voice and data concerning Calls. Vroom shall have the right, as often as it desires, to monitor, without Rock’s knowledge, the calls being performed by Rock on behalf of Vroom. Without limiting the generality of the foregoing, Vroom shall have the ability to log into Rock’s Five9 system (or any replacement system) to view the current status of the team working on Vroom’s account, run reports specific to the Services, or listen to recorded or real-time calls. Rock shall further provide access to Vroom representatives to be on site at the Facility from time to time.

8. Representations and Warranties.

a. Each Party represents and warrants to the other that:

(i) it is duly organized and in good standing under the laws of the state in which it is organized and that it has adequate power to enter into and perform this Agreement;

(ii) it has obtained all necessary licenses and permits needed to perform under this Agreement;

(iii) this Agreement has been duly authorized, executed and delivered on behalf of such Party and constitutes the valid, legal and binding agreement of such Party, enforceable in accordance with its terms;

(iv) neither the execution nor performance of this Agreement does, or shall, violate or conflict with, or constitute a breach or default under, the articles of incorporation or certificate of formation, as the case may be, of such Party, or any statute, rule, regulation, order, ordinance, judgment, decree or award applicable to such Party or any material agreement or other instrument to which such Party or any material asset or property of such Party is or may be bound; and

(v) it shall perform its obligations in compliance with the terms of this Agreement and all applicable federal, state, and local laws, rules and regulations, including, without limitation, the Telephone Consumer Protection Act of 1991, 47 U.S.C. §227 (“TCPA”), and the Federal Communications Commission (“FCC”)’s related implementing regulations as set forth in 47 C.F.R. §64.1200.

b. Rock represents and warrants that it shall use automatic telephone dialing systems (as defined in the TCPA) only for Leads that Vroom has marked as authorized for autodialing outbound phone calls and, when and if implemented by Vroom pursuant to written instruction, outbound texts (together, “Autodial Leads”). Vroom represents and warrants that all Autodial Leads have provided prior express written consent (as that term is defined in the TCPA) to be contacted by Vroom and shall indemnify, defend and hold harmless Rock, its officers, employees, agents, representatives, consultants, and contractors (together, the “Rock Indemnitees”) from and against any and all liabilities, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by, or imposed on or asserted against the Rock Indemnitees as a result of any claim, action, suit or proceeding by a third party (collectively, “Claims” and individually, “Claim”), that are caused by or arise from Vroom’s failure to obtain sufficient consent for the Autodial Leads; provided that, in the event Rock captures prior express written consent (as that term is defined in the TCPA) from Vroom Customers to be contacted by call and/or text using automatic telephone dialing systems while on the telephone with such Customer, Rock will be solely responsible for the sufficiency of such consent, and shall indemnify, defend, and hold harmless Vroom, its officers, employees, agents, representatives, consultants, and contractors (together, “Vroom Indemnitees”) from and against any and all Damages incurred by, or imposed on or asserted against the Vroom Indemnitees as a result of any Claim that is caused by or arises from Rock’s failure to obtain sufficient consent for such Leads. Rock agrees to comply with Vroom’s “Do Not Call” Policy and Procedure concerning Customers who opt out of receiving autodialed calls or texts from Vroom and, in any event, will not call or text any Leads, including Autodial Leads, past sixty (60) days of receiving the Leads from Vroom, unless such Leads have been successfully contacted in the past sixty (60) days. Rock shall indemnify, defend, and hold harmless the Vroom Indemnitees from and against any and all Damages incurred by, or imposed on or asserted against the Vroom Indemnitees as a result of any Claim that is caused by or arises from Rock’s failure to comply with the foregoing provisions.

9. Intellectual Property. Except as provided below in this Section 9, neither Party shall acquire any right to any trade name, trademark, service mark, copyright, patent or other form of intellectual property of the other Party. Each Party grants to the other Party a non-exclusive, royalty-free, non-sub-licensable right and license to use the grantor Party’s tradenames, trademarks, service marks, and copyrights solely for the purpose of performing the grantee Party’s obligations under this Agreement. Neither Party shall use intellectual property of the other Party in any manner except as expressly permitted by, or contemplated in, this Agreement.

10. Indemnification. Without limiting the provisions of Sections 8(b) and 15(g) hereof, each Party (in such capacity, an “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party and such other Party’s officers, directors, shareholders, members, employees or agents (each of the foregoing, “Indemnified Party”) from any and all Damages incurred by, or imposed on or asserted against the Indemnified Party as a result of any Claim that is caused by or arises from: (a) any breach of this Agreement by the Indemnifying Party; and/or (b) fraud, gross negligence or willful misconduct on the part of the Indemnifying Party; and/or (c) any violation by the Indemnifying Party of applicable law (excluding violations of the TCPA and related regulations, which is governed by Section 8(b), above). The Indemnified Party shall promptly provide the Indemnifying Party with written notice upon learning of any Claims that may reasonably result in the indemnification of the Indemnified Party; provided, however, that failure by the Indemnified Party to provide prompt notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Section 10, unless the Indemnifying Party’s ability to defend the Claim has been materially disadvantaged or compromised as a result of such failure.

11. Warranty. Rock warrants to Vroom that the Services furnished under this Agreement shall be furnished in a professional and workmanlike manner in accordance with industry best practices, and in conformance with the terms of this Agreement.

12. Limitation of Liability. Except for a breach of Sections 14 or 15 hereof, and a Party’s indemnification obligations under Section 10 hereof, neither Party shall be liable to the other for consequential, special, punitive, incidental or indirect damages of any nature arising at any time and from any cause whatsoever, whether arising in contract, in tort (including negligence or strict liability), under warranty or otherwise in connection with performance or failure to perform the Agreement. WITHOUT LIMITING THE WARRANTIES IN SECTIONS 8, 11 AND 15 HEREOF, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER, ALL IMPLIED WARRANTIES OF ANY TYPE AND NATURE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE ARE HEREBY EXCLUDED.

13. Insurance. Each Party, at its own expense, shall maintain the following insurance coverage during the Term: (i) comprehensive general liability insurance in the minimum amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, including broad form contractual liability, broad form vendor’s coverage and advertiser’s liability coverage; (ii) errors & omissions liability insurance of at least $25,000 per occurrence and a deductible of no more than $2,500; (iii) worker’s compensation in statutory limits required for each state in which the Party maintaining such insurance shall operate; and (iv) cybersecurity insurance coverage of at least $10 million. Upon request, each Party shall furnish to the other Party certificates of insurance evidencing the coverage required hereunder.

14. Confidentiality.

a. For purposes of this Agreement, the term “Personal Information” is as defined under applicable data protection laws, including Section 1798.140 of the California Consumer Privacy Act (“CCPA”), and refers to any and all Personal Information, in any form (e.g., written, verbal, electronic), provided to, or collected or generated by, Rock or to which Rock or Rock personnel have been given access by or on behalf of Vroom, that uniquely identifies a current, former or prospective Vroom customer or consumer. This includes, but is not limited to, financial information, including credit history, income, financial benefits, application, policy or claim information, names or lists of individuals derived from nonpublic personally identifiable information or otherwise derived in connection with the performance of the Services or this Agreement, the identification of an individual as a customer, and information about a person’s sex, date of birth, age, address, telephone number, Social Security number and any financial account information. Only Rock personnel who need to know Personal Information to perform their duties in furtherance of this Agreement and who agree to be bound by the terms hereof will be given access to Personal Information. Rock will maintain the security and confidentiality of Personal Information and will use it only for the purposes specified in this Agreement. If the Gramm-Leach-Bliley Act or any other applicable state or federal law or regulation, now or hereafter in effect, imposes a higher standard of confidentiality or security with respect to such Personal Information, such standard will prevail over the provisions of this Agreement.

b. Except as set forth herein, “Confidential Information” means all non-public, confidential or proprietary information disclosed before, on or after the Effective Date, by a Party (the “Disclosing Party”) or its affiliates to the other Party (the “Recipient”) or its affiliates, or to any of the Recipient’s or its affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants or advisors (collectively, “Representatives”), whether disclosed orally or disclosed or accessed in written, electronic or other media, and whether or not marked, designated or otherwise identified as “confidential”, including, without limitation: (i) all information concerning the Disclosing Party’s and its affiliates’ and their customers’, suppliers’, and other third parties’ past, present and future business affairs, methods and operations, including, without limitation, finances, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies; (ii) the Disclosing Party’s unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications, and other confidential intellectual property; (iii) all designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (iv) any third-party confidential information included with, or incorporated in, any information provided by the Disclosing Party to the Recipient or its Representatives; and (v) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, and other materials prepared by or for the Recipient or its Representatives that contain, in whole or in part, any of the Disclosing Party’s Confidential Information. For the avoidance of doubt, each of (i) any Personal Information hereunder, (ii) all Training Materials, (iii) all FAQs, and (iv) all Scripts shall be deemed to be Vroom’s Confidential Information hereunder, except for any Rock Information contained in the Training Materials, FAQs and/or Scripts, which shall be deemed to be Rock’s Confidential Information.

c. The Parties agree to treat any such Confidential Information provided as confidential, using the same degree of care and discretion that the Parties use with respect to their own confidential information (at all times exercising at least a commercially reasonable degree of care in the protection of such Confidential Information), except to the extent that a higher standard is specified herein or is required by applicable federal or state law, rule or regulation. Each Party agrees to not use, share or disclose the other Party’s Confidential Information except (1) to the extent necessary to perform its obligations or exercise rights under this Agreement, or (2) as authorized by the Disclosing Party in writing. Either Party may disclose Confidential Information on a need-to-know basis to its associates, contractors, and service providers who have executed binding written agreements requiring confidentiality and non-use obligations at least as restrictive as those in this Section 14. Except as provided in this Section 14, the Recipient shall not disclose or otherwise make available the Disclosing Party’s Confidential Information on an individual or aggregated basis to any third Party without the Disclosing Party’s prior written consent. Confidential Information may be disclosed if required by law or order of a court or other governmental authority or regulation, provided that the Recipient provides prior written notice to the Disclosing Party when legally permissible and the disclosure does not exceed that which is required. Upon termination of this Agreement, at Vroom’s request, Rock shall destroy or return all of Vroom’s Confidential Information to Vroom. The confidentiality obligations set forth in this Section 14 do not apply to Confidential Information that: (i) was already known by the Recipient prior to first receiving it from the Disclosing Party, as supported by documentary evidence; (ii) is legally obtained from other sources not in violation of an agreement of confidentiality; (iii) is or becomes part of the public domain through no fault of the Recipient; or (iv) is independently developed by the Recipient without reference to or use of any of the Disclosing Party’s Confidential Information, as supported by documentary evidence. Notwithstanding the foregoing, the exceptions set forth in subsections (i) through (iv) shall not apply to Personal Information. Each Party acknowledges that compliance with this Section is necessary to protect the business, goodwill, and Confidential Information of the other, and that a breach of the same shall cause irreparable and continual damage for which money damages may not be adequate. If the Recipient breaches, or threatens to breach this Section 14, the Disclosing Party shall be entitled to, in addition to all other remedies available under applicable law: (a) temporary, preliminary, or permanent injunctive relief, or other equitable relief, in order to prevent such damage, without the requirement of posting any bond or surety; and (b) money damages insofar as they can be determined.

15. Security and Privacy Obligations.

a. Rock represents, warrants and covenants that it has, and agrees to maintain, an information security program containing appropriate measures to protect all the data that it receives and/or stores in connection with this Agreement and performing the Services, including, without limitation, Customer information, Personal Information and any data provided by Vroom hereunder, against accidental or unlawful destruction, alteration, unauthorized disclosure or access consistent with applicable laws and in conformity with data processing industry standards and all applicable laws, rules and regulations. In addition, Rock shall implement and maintain physical, logical, administrative, managerial and technical safeguards, controls and measures in accordance with industry standards, relative to the sensitivity of the data involved.

b. Without limiting the foregoing, the Parties acknowledge and agree that Rock is a service provider for the purposes of the CCPA. Rock certifies that it understands the rules, restrictions, requirements and definitions of the CCPA and agrees to refrain from taking any action that would cause any transfers of Personal Information to or from Rock to qualify as a sale of Personal Information under the CCPA. Rock acknowledges and confirms that it does not receive any Personal Information from Vroom as consideration for any services or other items provided to Vroom. Rock shall not sell any such Personal Information. Rock shall not retain, use or disclose any Personal Information provided by Vroom or otherwise received by Rock pursuant to the Services, except as necessary for the specific purpose of performing the Services for Vroom pursuant to this Agreement or otherwise as set forth in this Agreement or as permitted by the CCPA. Rock shall assist Vroom with any requests received from individuals under the CCPA or other similar data protection laws and shall, pursuant to Section 10 hereof, defend, indemnify and hold Vroom harmless from any claims relating to Rock’s breach of the foregoing or applicable data protection laws. The terms “sale,” and “sell” are as defined in Section 1798.140 of the CCPA.

c. Rock represents, warrants and covenants that it has implemented a mature information security management program that incorporates the key elements and protections of a mature industry IS framework such as ISO 27000, COBIT, BITS, NIST, etc. Without limiting the foregoing, Rock represents, warrants and covenants that it is responsible for meeting and maintaining compliance with the current levels of requirements for PCI Data Security Standards. Rock shall be responsible for its PCI compliance and shall use reasonable efforts to maintain levels of security standards in accordance with PCI Data Security Standards for the data that it manages, transmits, processes, and/or stores for Vroom. Rock hereby assumes all responsibility, risk and liability and shall defend, indemnify and hold Vroom harmless for any fines or penalties of any kind charged to Vroom by American Express, Discovery, MasterCard, Visa, or any other payment organization that is directly caused by any noncompliance on the part of Rock with such PCI Data Security Standards. Notwithstanding the foregoing, Rock shall not be responsible or liable for any failure to comply with PCI Data Security Standards that occurs on account of Vroom’s processes or technology. All non-public data (including Credit Card Information) of Vroom’s customers that is transmitted to Rock shall be treated with the highest appropriate levels of security.

d. Rock shall ensure that it does not retain Personal Information for longer than it needs such information to perform its obligations hereunder. Rock’s disposal policy shall require that such Personal Information is reviewed and destroyed on a routine basis, which shall be no less than weekly. As part of its information security program, Rock shall take appropriate measures to properly dispose of Vroom’s Personal Information, whether such information is in paper, electronic or other form and to prevent identity theft. These measures shall, at a minimum, include, but are not limited to ensuring the destruction or erasure of electronic media containing Personal Information so that the information cannot practicably be read or reconstructed.

e. Rock shall promptly log, research and resolve all Security Breaches (as defined herein) of which Rock becomes aware and which are attributable to Rock. In the event of any Security Breach that potentially impacts Vroom’s information and of which Rock becomes aware, regardless of whether it is attributable to Rock, Rock shall contact Vroom within two (2) hours of discovering the Security Breach, and, if ongoing, shall update Vroom every hour thereafter, until the Security Breach is resolved. Rock shall commit resources as reasonably necessary without regard to normal business hours to research and resolve the Security Breach. “Security Breach” means activity that either compromises or may compromise, and any attempt to obtain unauthorized access to, disclosure of or use of the confidentiality or integrity of Personal Information that resides upon or is transmitted by means of a system operated by Rock or Rock’s vendors or agents.

f. At its sole cost and expense, Rock shall periodically (at least annually) have a reputable third party recognized by the information security industry conduct penetration testing (also known as vulnerability threat assessments) on all aspects of the Services and Rock’s information technology infrastructure in order to identify potential areas where security could be breached. Upon request, Rock shall make the results of any such testing available to Vroom, provided that the results of such testing shall be deemed to be Rock’s Confidential Information.

g. Rock shall defend and indemnify Vroom for any and all damages, losses, fees or costs incurred as a result of any Security Breach to the extent attributable to Rock. To the extent that a Security Breach gives rise to a need, in Vroom’s reasonable discretion, to provide (i) notification to public authorities, individuals, or other persons, or (ii) undertake other remedial measures (including, without limitation, notice, credit monitoring services and the establishment of a call center to respond to inquiries (each of the foregoing a “Remedial Action”)), Rock shall, at Rock’s cost, undertake commercially reasonable Remedial Actions to address and remedy any Security Breach and fully cooperate with Vroom and follow Vroom’s instructions regarding actions to be undertaken to address such Security Breach. The timing, content and manner of effectuating any notices on behalf of Vroom or relating specifically to Vroom data shall be determined by Vroom in its sole discretion.

h. Upon request, annually during the Term, Rock shall provide to Vroom written validation that its and its permitted subcontractors’ information and physical security policies and procedures comply with this Agreement and that they are each operating effectively. Vroom shall have the right, upon five (5) days’ prior written notice, to audit Rock’s operations to verify compliance with its data security obligations and this Section. Vroom shall conduct the audit within Rock’s regular business hours and Rock agrees to provide reasonable cooperation to Vroom during such audit. If an audit reveals any non-compliance or a gap in the data security protections as compared to Rock’s security policies (which shall be consistent with the requirements of this Agreement), then Rock shall take such steps to bring itself into compliance with such data security obligations.

16. Trouble Reporting, Escalation and Resolution Procedures.

a. For problems affecting access to one or more Vroom systems or technology (experienced by Rock or reported by a Customer), Rock shall use reasonable efforts to ascertain whether the problem is internal or external to Rock’s environment, as well as the approximate number of Agents or Vroom Calls or e-mails affected by the problem. Rock shall document the details of the problem in a standard manner agreed upon by Vroom, forward via e-mail to Vroom’s Helpdesk, and follow up with a telephone call to Vroom’s Helpdesk and/or Operations team. Vroom shall provide all contact information for Vroom’s Helpdesk. Vroom shall take commercially reasonable steps to resolve such access issues being experienced by Rock (whether such issues result from Vroom systems directly or from third-party systems employed by Vroom) and shall provide Rock with hourly status updates as Vroom endeavors to resolve such access issues. To the extent required, Rock shall promptly implement any technical updates, fixes, work-arounds or other resolution required or recommended by Vroom.

b. For any situation where it is unclear whether a given problem resides within Rock’s infrastructure or Vroom’s, Rock shall provide a technical single point of contact to work with Vroom’s technical support staff to troubleshoot, isolate and resolve the issue.

c. Rock and Vroom shall each provide a list of individuals for desktop, network, and telephone-related technical issues, problem status updates and escalations during any 24-hour period of time.

d. Rock and Vroom shall provide one (1) full-time NOC manager during all hours of operation. IT support shall be available at each Party’s respective site during all hours of operation.

17. Data and Reports; Weekly Meetings. During the Term, representatives of Rock and Vroom shall meet on a weekly basis, at times and locations to be agreed upon, to review reports and matters relevant to the transactions contemplated by this Agreement, including, without limitation, Rock’s performance of the Services, sales by Vroom of Vehicles, trade-ins of Vehicles by Customers, sales by Vroom of Value-Added Products, the Staffing Plan, Cohort training and scripts. Rock shall transmit to Vroom weekly data and reports relating to the provision of the Services, in a form to be mutually agreed by the Parties, on the following:

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[***].

18. SLA. Rock undertakes and agrees that all Services shall be performed in accordance with the performance standards set forth in the Service Level Agreement attached hereto as

Appendix B.

19. Independent Contractor. With respect to performance of either Party of its obligations under this Agreement, each Party acknowledges that it is and shall be an independent contractor. Neither Party shall make any representations tending to create an agency, employment, partnership, or franchise relationship between the Parties.

20. Authorized Representatives. Rock shall designate and maintain at all times hereunder a project manager to serve as a single point of contact for Vroom to assist in the resolution of all technical, operational and implementation-related matters. Rock shall endeavor not to change such project manager without Vroom’s approval and, in any event, shall notify Vroom of any such changes. In addition, each Party shall, at all times, designate one representative who shall be authorized to take any and all action and/or grant any approvals required in the course of performing this Agreement. Such representatives shall be fully authorized to act for and bind each Party including the approval of amendments to this Agreement. Until written notice to the contrary, the authorized representatives of the Parties are as follows:

For Vroom: Peter Scherr Vroom, Inc. 1375 Broadway, 11th Floor New York, NY 10018	For Rock: Jeff Raab Rock Connections, LLC 1900 St. Antoine St. Detroit, MI 48226

21. Notices. All notices required hereunder shall be in writing and delivered in person, by email, by overnight delivery service or, by registered or certified mail, with postage prepaid and return receipt requested, to the addresses set forth below (or to such other addresses as either Party may subsequently designate in writing). All notices required under this Agreement shall be deemed received on the date of delivery (if in person), the date sent (if by email), or the date received (if sent by overnight delivery or mail).

If to Vroom: 1375 Broadway 11th Floor New York, NY 10018 Attn: Chief Marketing Officer With a Copy to: 1375 Broadway 11th Floor New York, NY 10018 Attn: Chief Legal Officer Email: legal@vroom.com	If to Rock: 660 Woodward Ave 5th Floor Detroit, MI 48226 Attn: Chief Executive Officer With a Copy to: 660 Woodward Ave 5th Floor Detroit, MI 48226 Attn: General Counsel

22. Assignment. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party, except Vroom may assign or delegate its rights or duties in the event of a merger or sale or transfer of substantially all of Vroom’s assets, and in the event Rock forms an alternate business entity sharing common ownership to perform the Services, Rock may assign or delegate its rights or duties to such entity. This Agreement is and shall be binding upon and enforceable against each Party’s respective successors and permitted assigns.

23. Force Majeure. Neither Party shall be liable for any failure to comply with the terms of this Agreement to the extent such failure is caused by events or circumstances which are beyond a Party’s reasonable control, which could not have been anticipated or avoided by such Party, which are not caused by the fault or negligence of such Party, and which have an adverse effect on such Party’s ability to perform its obligations hereunder; such events or circumstances to include, but not be limited to acts of God, strikes, epidemic, pandemics, terrorist acts, and acts of governmental authorities.

24. Governing Law. This Agreement is governed by the laws of the State of New York, excluding conflicts rules, and the parties agree to submit to the jurisdiction of the state and federal courts in New York County, New York for the resolution of all disputes under or relating to this Agreement or its performance.

25. Publicity. Neither Party shall make any public statement or disclose the existence or terms of this Agreement without the express written consent of the other Party (email is sufficient).

26. Non-Solicitation. During the Term and for one (1) year following the expiration or termination of this Agreement, neither Party may solicit for hire any agent, employee or officer of the other Party who worked on transactions contemplated hereby without the other Party’s express written consent; provided, however, that this provision shall not prohibit either Party from soliciting or hiring any person who responds to a general advertisement or solicitation that is not specifically directed at the other Party’s employees.

27. Taxes. Rock shall be solely responsible for the preparation and submission to applicable authorities of its Agents or other employees’ income tax and FICA forms and the payment of all such persons’ salaries, employer contributions and employee benefits. Vroom shall be solely responsible for all applicable federal, state and local taxes and charges arising out of or related to sales of the Products and any such taxes shall be assumed and paid for by Vroom. Rock and Vroom shall be solely responsible for the preparation and submission to applicable authorities of their respective federal, state and local income taxes attributable to income derived by each such Party in connection with the subject matter of this Agreement.

28. Entire Agreement; Modifications. This Agreement, including all Appendices hereto, represents the entire agreement between Vroom and Rock with respect to the subject matter hereof, and supersedes all prior negotiations, representations, contracts, agreements and amendments, whether written or oral, relating to such subject matter. This Agreement, including all Appendices hereto, may not be modified or amended in any manner absent a writing signed by both parties.

29. No Third-Party Beneficiaries. This Agreement is made solely for the benefit of the Parties and their successors and permitted assigns, and no third party shall have any right, benefit or interest under or because of this Agreement, except as otherwise specifically provided for herein.

30. Severability; Waiver. If any provision of this Agreement, or any Appendix hereto, is determined to be illegal or unenforceable for any reason, it shall be severed from this Agreement and the remainder of the terms and conditions shall be given full force and effect. A failure of either Party to exercise any right provided for herein, shall not be deemed to be a waiver of any right hereunder.

31. Headings. The headings contained in this Agreement or any other Exhibit or are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement, nor in any way affect the terms and provisions hereof.

32. Surviving Sections. The following Sections of the Agreement shall survive the termination or expiration of the Agreement: Sections 5(h)-(i), 8(b), 9, 10, 12, 14, 15(b)-(c), 15(g), 21, 24-

32. Further, Sections 15(a), (d), (e), (f) and (h) shall survive for so long as Personal Information is retained by Rock.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Left Gate Property Holding LLC d/b/a/ Texas Direct Auto or Vroom		Rock Connections LLC

By:	/s/ Paul Hennessy	By:	/s/ Victor You
Name: Paul Hennessy		Name: Victor You
Title: CEO		Title: CEO

APPENDIX A

FEE SCHEDULE

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APPENDIX B

Service Level Agreement

1. CALLING PARAMETERS

A. Hours of Operation (outbound & inbound): Except as otherwise agreed in writing by Vroom and Rock, Monday—Friday 9:00 AM—10:00 PM Eastern Time, Saturday 9:00 AM—8:00 PM Eastern Time, and Sunday 11:00 AM—8:00 PM Eastern Time. Rock shall not be open and no calls shall be made or received on: (i) New Year’s Day, (ii) Thanksgiving Day, and (iii) Christmas Day. Throughout the year additional holiday and/or “no calling” dates may be designated by Vroom. Additionally, if a customer indicates that he/she is observing a holiday, the call should be politely terminated. Calling hours may also be adjusted to comply with federal, local and state laws. Upon 30 days written notice from Vroom to Rock, the hours of operation may be altered.

B. Outbound Calls: Rock shall only contact those consumers (as provided by Vroom) who (i) initiated contact with Vroom regarding one or more of its Vehicles, or (ii) completed an application, made an inquiry, or submitted their contact information on Vroom’s website, or any other Site listing Vroom’s Vehicles, or otherwise provided prior express consent to being contacted regarding one or more of Vroom’s Vehicles or a Transaction. Rock shall not initiate communications with consumers outside of this scope and, in particular, Rock shall not place or send unsolicited telemarketing calls to consumers. If a consumer opts-out after being contacted by an Agent, Rock shall not contact such consumer again, and shall provide Vroom with an updated do-not-call list with each monthly invoice.

C. Caller ID (outbound): Rock shall comply with applicable state and federal Caller ID requirements, to the extent applicable.

D. “May I Continue” (outbound): Rock shall comply with state laws regarding asking permission to continue a sales presentation, to the extent applicable.

E. No Rebuttal States (Outbound & Inbound): Rock shall comply with state laws regarding terminating a call upon receiving a “no” from a consumer, to the extent applicable.

F. Recording/Monitoring Notification (Outbound & Inbound): Rock shall comply with applicable federal and state laws regarding notice and consent prior to recording a call.

2. QUALITY ASSURANCE

Rock agrees to develop, in conjunction with Vroom, Quality Assurance (“QA”) guidelines that apply to the Services.

3. TECHNOLOGY NEEDS

The following technology needed for the Services shall be provided and paid for by Vroom and maintained at a level such that Rock may perform the Services without unreasonable interruption or interference. Vroom reserves the right to change the service providers listed below from time to time.

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4. UPDATES

Rock may, in its sole discretion, upgrade, update or change the technology and systems in the Facility (each, an “Update”). Rock shall provide Vroom with at least ten (10) business days’ notice of any Updates, and any Updates made by Rock shall be implemented at a time and in a manner designed to minimize any disruption to the Services.

5. MAINTENANCE WINDOWS

Rock, from time to time, may conduct systems maintenance to ensure the proper operation of the technology and systems at the Facility. Rock will use commercially reasonable efforts to schedule any non-emergency preventive maintenance at least ten (10) business days in advance and to provide at least ten (10) business days’ notice of such scheduled maintenance work to Vroom. Rock shall not have any system maintenance conducted during the hours of operation noted above.

6. SERVICE LEVELS

SLA Violation

SLA Violation means a failure to satisfy any of the following performance standards measured on a monthly average basis:

[***]

Rock will promptly notify Vroom of any SLA Violation and the Parties agree to meet and work together in good faith to resolve the SLA Violation(s) within one (1) month.

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